EXHIBIT 99.1

Accenture Reports Strong Fourth-Quarter and Full-Year Fiscal 2004
Results

— Company Achieves Net Revenue Growth Across All Operating Groups and Geographies —

— Consulting Continues to Strengthen; Outsourcing Gains —

NEW YORK; Oct. 13, 2004 — Accenture (NYSE: ACN) today reported financial results for the fourth quarter and full fiscal year ended Aug. 31, 2004, in line with the company’s previously stated expectations.

Accenture achieved 16 percent growth in both net revenues and earnings per share for the full fiscal year 2004. The company also grew net revenues in each of its five operating groups and across all three geographic regions during the fourth quarter and full fiscal year.

Financial Highlights

Fourth Quarter 2004

•	Revenues before reimbursements (“net revenues”) were $3.42 billion, compared with $3.02 billion for the year-ago period, an increase of 13 percent in U.S. dollars and an increase of 10 percent in local currency.

•	Diluted EPS were $0.30, compared with $0.25 for the year-ago period, an increase of 20 percent.

•	Operating income was $371 million, or 10.8 percent of net revenues, compared with $350 million, or 11.6 percent of net revenues, for the year-ago period, an increase of 6 percent.

•	New bookings totaled $4.0 billion, compared with $3.8 billion for the year-ago period, an increase of 7 percent.

Fiscal Year 2004

•	Net revenues were $13.67 billion, compared with $11.82 billion for fiscal year 2003, an increase of 16 percent in U.S. dollars and an increase of 9 percent in local currency.

•	Diluted EPS were $1.22, compared with $1.05 for fiscal 2003, an increase of 16 percent.

•	Operating income was $1.76 billion, or 12.9 percent of net revenues, compared with $1.55 billion, or 13.1 percent of net revenues, for fiscal 2003, an increase of 13 percent.

•	New bookings totaled $20.1 billion, compared with $16.1 billion for fiscal 2003, an increase of 25 percent.

William D. Green, Accenture’s CEO, said, “We are pleased with our results, which reflect our ongoing success in helping clients become high-performance businesses. Our growth was widespread, with net revenue increases in each of our five operating groups and across all three geographic regions. We are encouraged by the continued gains we achieved in our consulting business, and by growth in our outsourcing business, which now accounts for 37 percent of our net revenues.

“Looking ahead, we believe we are well positioned to build on our success during the past year. We have a healthy balance sheet, a strong cash position and a positive outlook for fiscal year 2005.”

Financial Review

Fourth Quarter 2004

Gross margin (gross profit as a percentage of net revenues) was 32.4 percent, compared with 34.4 percent for the fourth quarter of fiscal 2003 and 35.4 percent for the third quarter of fiscal 2004, primarily due to the continued shift in the mix of the company’s business to outsourcing and the accrual of a significant amount of variable compensation in the fourth quarter compared with the fourth quarter of fiscal 2003.

Selling, general and administrative costs were $732 million, or 21.4 percent of net revenues, compared with $694 million, or 23.0 percent of net revenues, for the fourth quarter of fiscal 2003.

Accenture accrued variable compensation expense of $125 million in the fourth quarter. The company had no variable compensation expense in the fourth quarter of fiscal 2003.

The company’s effective tax rate for the fourth quarter was 21.6 percent, including an adjustment to reflect the impact of the change in the fiscal year 2004 annual tax rate described below.

Income before minority interest was $300 million, compared with $251 million in the fourth quarter of fiscal 2003.

Free cash flow (operating cash flow net of property and equipment additions) was $291 million; operating cash flow was $393 million; and property and equipment additions were $102 million.

Fiscal Year 2004

Gross margin (gross profit as a percentage of net revenues) was 33.8 percent, compared with 36.5 percent for fiscal 2003, primarily due to the continued shift in the mix of the company’s business to outsourcing and the accrual of a significant amount of variable compensation during the year compared to fiscal year 2003.

Selling, general and administrative costs were $2.83 billion, or 20.7 percent of net revenues, compared with $2.78 billion, or 23.5 percent of net revenues, for fiscal 2003.

Accenture accrued variable compensation expense of $277 million for the full year, compared with $11 million accrued in fiscal 2003.

Accenture’s annual effective tax rate for the full fiscal year was 32.0 percent, down from the expected rate of 34.8 percent. The reduction in the annual effective tax rate was primarily the result of changes in Accenture’s geographic mix of income and the related benefit of prior-year tax losses. Accenture’s annual effective tax rate for the full fiscal year 2003 was 35.1 percent.

Income before minority interest was $1.22 billion, compared with $1.05 billion for fiscal 2003.

Free cash flow (operating cash flow net of property and equipment additions) was $1.47 billion; operating cash flow was $1.76 billion; and property and equipment additions were $282 million.

Accenture’s total cash balance at Aug. 31, 2004 was $2.55 billion. Cash combined with $601 million of liquid fixed-income securities classified as investments on the company’s balance sheet was $3.15 billion. Total debt at Aug. 31, 2004 was $34 million.

Consulting and Outsourcing Net Revenues

Fourth Quarter 2004

•	Consulting net revenues were $2.14 billion, or 63 percent of net revenues, an increase of 12 percent in U.S. dollars and 8 percent in local currency from the year-ago period.

•	Outsourcing accounted for $1.28 billion, or 37 percent of net revenues, an increase of 17 percent in U.S. dollars and 13 percent in local currency from the year-ago period.

Fiscal Year 2004

•	Consulting net revenues were $8.59 billion, or 63 percent of net revenues, an increase of 7 percent in U.S. dollars and flat year over year in local currency from fiscal year 2003.

•	Outsourcing accounted for $5.08 billion, or 37 percent of net revenues, an increase of 35 percent in U.S. dollars and 28 percent in local currency from fiscal 2003.

Net Revenues by Operating Group

Net revenues for Accenture’s five operating groups were as follows:

Fourth Quarter 2004

•	Communications & High Tech: $913 million, compared with $849 million for the year-ago period, an increase of 8 percent in U.S. dollars and an increase of 5 percent in local currency.

•	Financial Services: $725 million, compared with $578 million for the year-ago period, an increase of 25 percent in U.S. dollars and an increase of 21 percent in local currency.

•	Government: $501 million, compared with $443 million for the year-ago period, an increase of 13 percent in U.S. dollars and an increase of 10 percent in local currency.

•	Resources: $531 million, compared with $504 million for the year-ago period, an increase of 5 percent in U.S. dollars and an increase of 2 percent in local currency.

•	Products: $751 million, compared with $642 million for the year-ago period, an increase of 17 percent in U.S. dollars and an increase of 13 percent in local currency.

Fiscal Year 2004

•	Communications & High Tech: $3.74 billion, compared with $3.29 billion for fiscal year 2003, an increase of 14 percent in U.S. dollars and an increase of 8 percent in local currency.

•	Financial Services: $2.77 billion, compared with $2.36 billion for fiscal 2003, an increase of 18 percent in U.S. dollars and an increase of 9 percent in local currency.

•	Government: $1.99 billion, compared with $1.58 billion for fiscal 2003, an increase of 26 percent in U.S. dollars and an increase of 20 percent in local currency.

•	Resources: $2.18 billion, compared with $1.97 billion for fiscal 2003, an increase of 11 percent in U.S. dollars and an increase of 3 percent in local currency.

•	Products: $2.98 billion, compared with $2.61 billion for fiscal 2003, an increase of 14 percent in U.S. dollars and an increase of 7 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region were as follows:

Fourth Quarter 2004

•	Europe, Middle East and Africa (EMEA): $1.66 billion, compared with $1.33 billion for the year-ago period, an increase of 25 percent in U.S. dollars and an increase of 17 percent in local currency.

•	Americas: $1.50 billion, compared with $1.48 billion for the year-ago period, an increase of 1 percent in U.S. dollars and an increase of 1 percent in local currency.

•	Asia Pacific: $258 million, compared with $201 million for the year-ago period, an increase of 28 percent in U.S. dollars and an increase of 22 percent in local currency.

Fiscal Year 2004

•	Europe, Middle East and Africa (EMEA): $6.57 billion, compared with $5.35 billion for fiscal year 2003, an increase of 23 percent in U.S. dollars and an increase of 10 percent in local currency.

•	Americas: $6.13 billion, compared with $5.67 billion for fiscal 2003, an increase of 8 percent in U.S. dollars and an increase of 7 percent in local currency.

•	Asia Pacific: $968 million, compared with $794 million for fiscal 2003, an increase of 22 percent in U.S. dollars and an increase of 12 percent in local currency.

Business Outlook

First Quarter Fiscal 2005
 For the first quarter of fiscal 2005, Accenture expects net revenues to be in the range of $3.5 billion to $3.7 billion and GAAP diluted earnings per share to be in the range of $0.28 to $0.31.

Fiscal Year 2005
 For fiscal year 2005, Accenture expects net revenue growth to be in the range of 9 percent to 12 percent and GAAP diluted earnings per share to be in the range of $1.34 to $1.39. The company expects operating cash flow to be $1.85 billion to $2.05 billion; property and equipment additions to be $400 million; free cash flow to be in the range of $1.45 billion to $1.65 billion; and the annual effective tax rate to be in the range of 32 percent to 34 percent. Accenture also said that it is targeting new bookings for fiscal year 2005 in the range of $18 billion to $20 billion.

Share Repurchase Authorization

Accenture’s Board of Directors has authorized the repurchase, redemption and exchange from time to time of up to an additional $3 billion of Accenture shares through the company’s public share repurchase program and related to its ongoing Share Management Plan, through which it periodically redeems or acquires shares held by partners, former partners and their permitted transferees. The authorization requires that $1 billion of these funds be used in connection with the public share repurchase program. The timing and amount of the public share repurchases will be at the company’s discretion and will be based on market conditions and other factors.

Senior Executive Compensation

Accenture is enhancing its compensation program for senior executives so it can continue to attract and retain the industry’s most talented people and to closely align the interests of its senior executives and public shareholders. The enhanced program will be designed to provide Accenture’s senior executives, a group of approximately 4,000 partners and associate partners around the world, greater opportunities to share in the company’s long-term success.

As part of this program, in fiscal year 2005, Accenture will award up to $170 million worth of stock options to its highest-performing partners. Beginning in fiscal year 2006, the enhanced program for partners and associate partners will expand the use of equity in the form of restricted stock units, rather than cash or stock options, both as a reward at the time of a promotion and to recognize outstanding performance measured on an annual basis.

Accenture expects the annual incremental costs of these compensation changes to be approximately $80 million in fiscal 2006, rising to $200 million in fiscal 2008 as the programs phase in.

The company expects its share repurchase activities to be sufficient to offset any near-term dilution associated with the enhanced compensation program.

Standard & Poor’s Core Earnings*

In order to provide investors with an additional perspective, Accenture presents core earnings using Standard & Poor’s Core Earnings* methodology as well as reporting earnings on a GAAP basis. Accenture’s S&P Core Earnings calculation principally reflects adjustments to add back minority interest, includes stock option and related compensation expense, excludes non-operational items such as net gains or losses on investments, and excludes reversals of restructuring charges into income.

For the fourth quarter of fiscal 2004, Accenture’s core earnings were $291 million, or $0.30 per fully diluted share, compared with $227 million, or $0.23 per fully diluted share, for the comparable period of fiscal 2003. Accenture’s core earnings per share of $0.30 for the fourth quarter of fiscal 2004 compare with reported GAAP fully diluted earnings per share of $0.30.

For fiscal year 2004, Accenture’s core earnings were $1.11 billion, or $1.11 per fully diluted share, compared with $896 million, or $0.90 per fully diluted share, for fiscal year 2003. Accenture’s core earnings per share of $1.11 compare with reported GAAP fully diluted earnings per share of $1.22, primarily reflecting stock option and employee share purchase plan expense and the exclusion of reorganization benefits from core earnings.

Accenture’s core earnings were calculated in consultation with Standard & Poor’s Corporate Value Consulting division to ensure consistency with the S&P Core Earnings* methodology. (A full reconciliation to GAAP earnings with notes is attached.)

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EDT today to discuss its fourth-quarter and full-year fiscal 2004 financial results. To participate, please dial +1 (888) 428-4480 [+1 (612) 326-1003 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com and via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 749268 from 1:15 p.m. EDT Wednesday, Oct. 13 through 11:59 p.m. EDT Wednesday, Oct. 27.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With more than 100,000 people in 48 countries, the company generated net revenues of US$13.67 billion for the fiscal year ended Aug. 31, 2004. Its home page is www.accenture.com.

Forward-Looking Statements

This news release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENTS

For the Three Months Ended August 31, 2004 and 2003
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	2004		2003
		% of Net		% of Net
		Revenues		Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$3,423,107	100%	$3,017,009	100%
Reimbursements	383,442	11%	445,332	15%

Revenues	3,806,549	111%	3,462,341	115%
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	2,314,022	68%	1,978,081	66%
Reimbursable expenses	383,442	11%	445,332	15%

Cost of services	2,697,464	79%	2,423,413	80%
Sales and marketing	387,841	11%	370,090	12%
General and administrative costs	344,429	10%	323,524	11%
Restructuring costs and reorganization (benefit)	5,915	0%	(4,781)	0%

Total operating expenses.	3,435,649	100%	3,112,246	103%

OPERATING INCOME	370,900	11%	350,095	12%
Gain (loss) on investments, net	(770)	0%	2,567	0%
Interest income	17,893	1%	10,532	0%
Interest expense	(5,074)	0%	(4,747)	0%
Other income (expense)	(426)	0%	6,032	0%
Equity in losses of affiliates	(236)	0%	(552)	0%

INCOME BEFORE INCOME TAXES	382,287	11%	363,927	12%
Provision for income taxes	82,676	2%	112,752	4%

INCOME BEFORE MINORITY INTEREST	299,611	9%	251,175	8%
Minority interest	(116,621)	(3)%	(130,670)	(4)%

NET INCOME	$182,990	5%	$120,505	4%

EARNINGS PER SHARE:
- Basic	$0.31		$0.26

- Diluted	$0.30		$0.25

WEIGHTED AVERAGE SHARES:
- Basic	589,080,622		470,389,376
- Diluted	986,250,253		996,778,954

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENTS

For the Years Ended August 31, 2004 and 2003
(In thousands of U.S. dollars, except share and per share data)

	2004 (Unaudited)		2003
		% of Net		% of Net
		Revenues		Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$13,673,563	100%	$11,817,999	100%
Reimbursements	1,440,019	11%	1,579,241	13%

Revenues	15,113,582	111%	13,397,240	113%
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	9,057,246	66%	7,508,059	64%
Reimbursable expenses	1,440,019	11%	1,579,241	13%

Cost of services	10,497,265	77%	9,087,300	77%
Sales and marketing	1,488,333	11%	1,458,484	12%
General and administrative costs	1,340,467	10%	1,319,567	11%
Restructuring costs and reorganization (benefit)	28,891	0%	(19,346)	0%

Total operating expenses.	13,354,956	98%	11,846,005	100%

OPERATING INCOME	1,758,626	13%	1,551,235	13%
Gain on investments, net	3,397	0%	10,123	0%
Interest income	59,939	0%	41,130	0%
Interest expense	(22,044)	0%	(21,016)	0%
Other income	160	0%	31,754	0%
Equity in losses of affiliates	(1,508)	0%	(409)	0%

INCOME BEFORE INCOME TAXES	1,798,570	13%	1,612,817	14%
Provision for income taxes	575,543	4%	566,099	5%

INCOME BEFORE MINORITY INTEREST	1,223,027	9%	1,046,718	9%
Minority interest	(532,199)	(4)%	(548,480)	(5)%

NET INCOME	$690,828	5%	$498,238	4%

EARNINGS PER SHARE:
- Basic	$1.25		$1.06

- Diluted	$1.22		$1.05

WEIGHTED AVERAGE SHARES:
- Basic	553,298,104		468,592,110
- Diluted	1,002,813,443		996,754,596

ACCENTURE LTD

SUMMARY OF REVENUES

For the Three Months and Years Ended August 31, 2004 and 2003
(In thousands of U.S. dollars)
(Unaudited)

			Percent	Percent
	Three Months Ended		Increase/	Increase/	Percent of
	August 31,		(Decrease)	(Decrease)	Total 2004
	2004	2003	US$	Local Currency	Net Revenues
OPERATING GROUPS
Communications & High Tech	$913,244	$848,807	8%	5%	27%
Financial Services	724,810	577,941	25%	21%	21%
Government	500,894	442,662	13%	10%	15%
Products	750,817	642,159	17%	13%	22%
Resources	531,054	503,667	5%	2%	15%
Other	2,288	1,773	29%	n/m	0%

TOTAL Net Revenues	3,423,107	3,017,009	13%	10%	100%

Reimbursements	383,442	445,332	(14)%

TOTAL REVENUES	$3,806,549	$3,462,341	10%

GEOGRAPHY
Americas	$1,503,012	$1,484,510	1%	1%	44%
EMEA	1,661,709	1,331,175	25%	17%	48%
Asia Pacific	258,386	201,324	28%	22%	8%

TOTAL Net Revenues	3,423,107	3,017,009	13%	10%	100%

Reimbursements	383,442	445,332	(14)%

TOTAL REVENUES	$3,806,549	$3,462,341	10%

			Percent	Percent	Percent of
	Year Ended		Increase/	Increase/	Total 2004
	August 31,		(Decrease)	(Decrease)	Net
	2004	2003	US$	Local Currency	Revenues
OPERATING GROUPS
Communications & High Tech.	$3,741,451	$3,290,372	14%	8%	27%
Financial Services	2,770,990	2,355,321	18%	9%	20%
Government	1,994,655	1,581,758	26%	20%	15%
Products	2,978,892	2,613,303	14%	7%	22%
Resources	2,178,569	1,966,043	11%	3%	16%
Other	9,006	11,202	(20)%	n/m	0%

TOTAL Net Revenues	13,673,563	11,817,999	16%	9%	100%

Reimbursements	1,440,019	1,579,241	(9)%

TOTAL REVENUES	$15,113,582	$13,397,240	13%

GEOGRAPHY
Americas	$6,133,081	$5,671,026	8%	7%	45%
EMEA	6,572,011	5,352,850	23%	10%	48%
Asia Pacific	968,471	794,123	22%	12%	7%

TOTAL Net Revenues	13,673,563	11,817,999	16%	9%	100%

Reimbursements	1,440,019	1,579,241	(9)%

TOTAL REVENUES	$15,113,582	$13,397,240	13%

n/m = not meaningful

ACCENTURE LTD

CONSOLIDATED BALANCE SHEETS

August 31, 2004 and 2003

(In thousands of U.S. dollars)

	August 31,	August 31,
	2004	2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,552,958	$2,332,161
Restricted cash	—	83,280
Short-term investments	285,288	—
Receivables from clients, net	1,662,211	1,416,153
Unbilled services	1,014,870	828,515
Other current assets	581,062	377,102

Total current assets	6,096,389	5,037,211

NON-CURRENT ASSETS:
Investments	340,121	33,330
Property and equipment, net	643,946	650,455
Other non-current assets	907,223	738,244

Total non-current assets	1,891,290	1,422,029

TOTAL ASSETS	$7,987,679	$6,459,240

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$31,715	$46,162
Accounts payable	523,931	573,201
Deferred revenues	980,461	676,841
Accrued payroll and related benefits	1,508,126	974,319
Other accrued liabilities	1,368,751	1,037,800

Total current liabilities	4,412,984	3,308,323

NON-CURRENT LIABILITIES:
Long-term debt	2,161	13,955
Other non-current liabilities	1,159,765	1,381,326

Total non-current liabilities.	1,161,926	1,395,281

MINORITY INTEREST	940,963	924,094

EQUITY:
Shareholders’ equity	1,471,806	831,542

Total equity	1,471,806	831,542

TOTAL LIABILITIES AND EQUITY	$7,987,679	$6,459,240

ACCENTURE LTD

CORE EARNINGS CALCULATION USING STANDARD & POOR’S CORE EARNINGS*
METHODOLOGY

For the Three Months Ended August 31, 2004 and 2003
(In thousands of U.S. dollars)
(Unaudited)

	2004	2003	Notes
Net Income	$182,990	$120,505
S&P Core Earnings* Adjustments
Minority interest relating to Accenture SCA and Accenture Canada Holdings, Inc. (net of tax)	115,089	130,443	[A]

	298,079	250,948
Include:
Employee stock option and share purchase plan expense	(30,842)	(37,560)	[B]
Pension adjustments	13,763	2,006	[C]
Exclude:
(Gain) loss on investments, net, excluding SFAS 133	1,829	(2,331)	[D]
Loss on disposal of property and equipment	1,036	8,707	[E]
Charges (reversals of charges) relating to prior-period reorganization costs	5,915	(4,781)	[F]

S&P Core Earnings* Adjustments before taxes	(8,299)	(33,959)
Tax effect	1,362	10,008	[G]

S&P Core Earnings* Adjustments, net	(6,937)	(23,951)

S&P Core Earnings*	$291,142	$226,997

EPS, S&P Core Earnings* (Diluted)	$0.30	$0.23

EPS, GAAP (Diluted)	$0.30	$0.25

Weighted Average Diluted Shares Outstanding	986,250,253	996,778,954	[H]

     S&P Core Earnings* and EPS, S&P Core Earnings* (Diluted) are non-GAAP financial measures.

ACCENTURE LTD

CORE EARNINGS CALCULATION USING STANDARD & POOR’S CORE EARNINGS*
METHODOLOGY

For the Years Ended August 31, 2004 and 2003
(In thousands of U.S. dollars)
(Unaudited)

	2004	2003	Notes
Net Income	$690,828	$498,238
S&P Core Earnings* Adjustments
Minority interest relating to Accenture SCA and Accenture Canada Holdings, Inc. (net of tax)	529,672	549,507	[A]

	1,220,500	1,047,745
Include:
Employee stock option and share purchase plan expense	(137,131)	(182,320)	[B]
Pension adjustments	49,102	(9,940)	[C]
Exclude:
Gain on investments, net, excluding SFAS 133	(3,616)	(10,534)	[D]
Loss on disposal of property and equipment	8,596	2,826	[E]
Reversals of charges relating to prior-period reorganization costs	(78,365)	(19,346)	[F]

S&P Core Earnings* Adjustments before taxes	(161,414)	(219,314)
Tax effect	49,638	67,644	[G]

S&P Core Earnings* Adjustments, net	(111,776)	(151,670)

S&P Core Earnings*	$1,108,724	$896,075

EPS, S&P Core Earnings* (Diluted)	$1.11	$0.90

EPS, GAAP (Diluted)	$1.22	$1.05

Weighted Average Diluted Shares Outstanding	1,002,813,443	996,754,596	[H]

     S&P Core Earnings* and EPS, S&P Core Earnings* (Diluted) are non-GAAP financial measures.

NOTES TO STANDARD & POOR’S CORE EARNINGS* ADJUSTMENTS
(Unaudited)

[A]	Some of our partners and former partners and their permitted transferees own shares in our subsidiary Accenture SCA and in our subsidiary Accenture Canada Holdings, Inc., which are non transferable except by exchange for shares in Accenture Ltd (or for cash at the Company’s option). The shareholders of Accenture SCA and Accenture Canada Holdings, Inc. have substantially the same rights and economic interests as Accenture Ltd shareholders and are subject to the same restrictions. In addition, we view and operate the business as a single enterprise. We similarly focus on the results of Accenture as a whole as we believe that this better reflects the substance of the overall Accenture corporate structure. Therefore, the minority interest related to these shareholders is added back to Net Income. Net income before Minority interest is also consistent with diluted shares, which assume the conversion of all minority Accenture SCA and Accenture Canada Holdings Inc. shares on a one for one basis.

[B]	As we elect to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for employee stock options and share purchase rights rather than the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation,” in which stock options and share purchase rights are expensed, we have deducted the amount as computed under SFAS No. 123 in accordance with the S&P Core Earnings* methodology. The impact of income taxes and minority interests is shown in the following table:

	Three Months Ended		Year Ended
	August 31,		August 31,
	2004	2003	2004	2003
Employee stock options and share purchase rights expense, before tax and minority interest	$30,842	$37,560	$137,131	$182,320
Income tax benefit	(9,252)	(11,268)	(41,139)	(54,696)
Minority interest	(8,336)	(13,667)	(41,893)	(66,888)

Employee stock option and purchase plan expense, net of tax and minority interest	$13,254	$12,625	$54,099	$60,736

[C]	Under the S&P Core Earnings* methodology, pension service costs and interest costs (to the extent that interest cost exceeds actual returns on assets) are included in the Company’s core earnings. Other items, such as expected returns on plan assets and amortization of gains and losses and prior service costs, are not included in the S&P Core Earnings* methodology. Pension expense computed under generally accepted accounting principles has been adjusted to reflect service costs, interest costs, and actual returns on pension plan assets.

[D]	Under the S&P Core Earnings* methodology, investment gains and losses are not considered a part of the Company’s normal, or core, business. As such, these items are excluded from S&P Core Earnings*. No adjustment is required for SFAS 133 items for purposes of calculating S&P Core Earnings*. The adjustment represents Gain (loss) on investments, net, as reported under generally accepted accounting principles adjusted for SFAS No. 133 gains of $1,059 and $236 for the three months ended August 31, 2004 and 2003, respectively, and losses of $219 and $410 for the years ended August 31, 2004 and 2003, respectively.

[E]	Under the S&P Core Earnings* methodology, gains and losses on disposal of property, plant and equipment are excluded from core earnings.

[F]	In connection with our transition to a corporate structure in 2001, Accenture recorded tax related re-organization costs of $455 million. For the three months and year ended August 31, 2004, Accenture recorded expense of $6 million and a benefit of $78 million, respectively, related to this charge. In fiscal 2003, Accenture released $19 million net of interest related to this charge. Under the S&P Core Earnings* methodology, amounts relating to restructuring charges recorded in prior periods do not relate to the on-going operations and are excluded from the calculation of core earnings. Previously reported core earnings for the fourth quarter of fiscal 2003 have been restated to conform to the current-year presentation.

[G]	Under the S&P Core Earnings* methodology, we have applied the statutory federal tax rate of 35% to the S&P Core Earnings* adjustments with the exception of stock options and share purchase rights. Stock options and share purchase rights are tax affected using a 30% tax rate, which is consistent with the rate used in our financial statement disclosures and represents our best estimate of the tax benefit related to stock options and share purchase rights.

[H]	Diluted shares outstanding represent average shares outstanding for purposes of computing Diluted Earnings Per Share under generally accepted accounting standards, as well as Diluted Earnings Per Share under S&P Core Earnings* methodology.

* Standard & Poor’s Corporate Value Consulting (“S&P CVC”) has reviewed Accenture’s calculation of Core Earnings for consistency with Standard & Poor’s Core Earnings methodology. This review was based solely on financial information generated by Accenture; Standard & Poor’s has not conducted any review or undertaken to investigate or verify, and is not responsible for, the basis, adequacy, accuracy or completeness of the information used in Accenture’s calculation of Core Earnings. Standard & Poor’s review has been limited solely to the application of the Standard & Poor’s Core Earnings methodology to the specific financial information generated, prepared and provided by Accenture; Standard & Poor’s makes no representation as to the adequacy or accuracy of Accenture’s financial information used in the calculation. Standard & Poor’s has no duty to update its review of Accenture’s calculation of Core Earnings. Standard & Poor’s Core Earnings methodology is published on Standard & Poor’s web site at www.standardandpoors.com.